EXHIBIT 10.4

EMPLOYMENT AGREEMENT Jeffrey L. Minch President, Chief Executive Officer, Director 1 January 2012 Created: 1 December 2005 Revised: 2 November 2011

EMPLOYMENT AGREEMENT

Jeffrey L Minch
President, Chief Executive Officer, Director

1 January 2012

This Employment Agreement is made to be effective 1 January 2012 by and between

Littlefield Corporation (“Littlefield Corporation” or the “Company”) and

Jeffrey L. Minch (“Minch” or the “Employee”)

and, except as specifically set forth in this Agreement, supersedes the previous Employment Agreement between the parties, a copy of which is attached as Exhibit A.

WHEREAS, Littlefield Corporation and Minch currently have an employer-employee relationship which expired on 31 December 2011; and,

WHEREAS, Littlefield Corporation and Minch mutually desire to enter into this new written Employment Agreement (“Agreement”) upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Littlefield Corporation and Minch hereby agree as follows:

ARTICLE 1
POSITION

1.01. Title.  The Company hereby appoints Minch, and Minch hereby accepts the Company’s senior management position as President and Chief Executive Officer reporting only to the Board of Directors of the Company.

1.02. Duties.  In the performance of his duties Minch agrees to comply with all existing and future regulations applicable to the Company’s business.  Minch agrees to faithfully and diligently perform the duties commensurate with his position as set forth in the Company’s Bylaws together with such other duties as the Board of Directors may reasonably designate from time to time.

Employment Agreement	Page: 3

1.03. Exclusive Services.  Minch will devote substantially all of his professional time to the responsibilities of his position as President and Chief Executive Officer of the Company.  It is understood and agreed that Minch may not engage in any other business activity during the Term, whether or not for profit or other remuneration, without the prior written consent of the Company; provided, however, that the Employee may make personal financial investments which do not involve any material active participation on his part, and may engage in charitable, philanthropic, education, religious, civic and similar types of activities to the extent that such activities do not hinder or otherwise interfere with the business of the Company, or the performance of his duties under this Agreement.   The Company acknowledges that Minch is actively involved in other philanthropic, civic, charitable, service, political and personal interests including but not limited to serving as a Trustee of the VMI Foundation; Austin Midnight Basketball, the VMI Alumni Association Centex Chapter, and other organizations. Notwithstanding the foregoing, during the Term, Minch shall not directly or indirectly acquire any stock (with the exception of publicly held companies) or interest in any corporation, partnership, or other business entity that competes, directly or indirectly, with the business of the Company, without obtaining the prior written consent of the Company.

1.04. Director.  The Company agrees to nominate Minch annually as a Director of the Company during the Term of this Agreement.  Minch agrees to serve as a Director of the Company during the Term of this Agreement, if elected.  Minch will receive no additional compensation for his service as a Director of the Company.

ARTICLE 2
COMPENSATION & BENEFITS

2.01. Salary.  The Company will pay to Minch, in accordance with the customary payroll practices of the Company, a Salary of $25,000.00 monthly, which equates to $300,000.00 annually (“Base Pay”).  Minch’s Base Pay will be reviewed annually by the Board of Directors, using whatever objective criteria they shall decide upon, on or before 31 December of each calendar year.

2.02. Deferred Compensation.

a. The Company will create a “Deferred Compensation” account for the benefit of Minch and shall deposit into this account monthly Deferred Compensation in the amount of $3,000 per month.  In addition, Minch may designate any amount up to $50,000 annually of his Salary to be deposited into this Deferred Compensation account.

b. The Deferred Compensation account will be a stock brokerage account held at Charles Schwab in Austin, Texas and Minch will have the sole authority to make trades in the account (not including any margin or option trading).

c. During the Term of this Agreement, the Deferred Compensation account will be an asset of the Company and will be liable to claims of creditors as a Company asset.  The Deferred Compensation account will be delivered to Minch upon the termination of his employment with the Company; or, at such earlier date at the complete discretion of the Board of Directors.

2.03. Annual Performance Bonus.  During the month of January, but no later than one week after the Company reports its prior fiscal year earnings (the “Prior Year”), the Board of Directors will present an annual written performance appraisal of the performance of Minch in the discharge of his duties during the Prior Year.

In addition, the Board will award to Minch with the written performance appraisal a bonus equal to the greater of:

a.  $100,000; or,

b.  Ten percent (10%) of EBITDA for the Prior Year up to a maximum amount not to exceed Minch’s Base Pay.

Employment Agreement	Page: 4

If at any time the Board of Directors should observe that Minch’s performance is not consistent with his prior performance, the Board will notify Minch of the inconsistency in writing noting the desired corrective action and provide counseling as to how to correct any shortcomings.  If Minch should fail to correct the inconsistency within a reasonable period of time, then the Board of Directors may elect, at their sole discretion, not to pay the Annual Performance Bonus.

For any partial year of performance, the Board of Directors may, in its sole discretion, elect to award Minch a pro-rated performance bonus, but is not obligated to do so.

2.04. Stock Options.

a. At the first meeting of the Board of Directors Compensation Committee that takes place after the execution of this Agreement, Minch shall be granted an option to purchase up to 1,500,000 shares of common stock at a purchase price of 110% of the fair market value of the Company’s common stock on the date of grant (determined according to 110% of the closing market price of the Company’s, common stock on the OTCBB on the date of grant), vesting in accordance with the following schedule.

Amount:	options to purchase 1,500,000 shares of common stock

Vesting:	Options for 300,000 shares – 31 December 2012
Options for 300,000 shares – 31 December 2013
Options for 300,000 shares – 31 December 2014
Options for 300,000 shares – 31 December 2015
Options for 300,000 shares – 31 December 2016

b. The options shall expire if not exercised on or before 5:00 p.m., Austin, Texas, time, on 31 December 2021.

c. The stock options granted would be based upon the Company having approximately 17,937,600 shares outstanding of an authorized 40,000,000 shares.  In the event that the Company should issue more shares (i.e. more shares are “outstanding”), then the amount of the stock award (both vested and unvested shares) shall be proportionately increased to maintain the same relationship as 1,500,000 bears to 17,937,600.

d. In the event that the Employee is terminated for Cause under Section 3.02 or the Employee voluntarily terminates this Agreement under Section 3.04, All options granted under this Section which have not yet vested shall terminate immediately.

e. The form of option agreement to be entered between the Employee and Company is attached to this Agreement and incorporated herein by reference as Exhibit B.

2.05. Benefits.  Minch will be entitled to receive the same benefits as all Company employees who are similarly situated with the exception of vacation benefits.  Minch shall be entitled to take up to 25 paid vacation days per year.  Vacation will be taken only at times which will not disrupt the normal business activities of the Company.  Unused vacation will not carry over to the following year and will not be paid upon separation from employment.

2.06. Expense Reimbursement.

a. The Company will reimburse Minch for all reasonable, necessary and appropriate business expenses incurred on behalf of the Company upon presentation of proper expense statements or vouchers or such other written supporting documents as the Company may reasonably require.  In addition, the Company will provide Minch with an American Express credit card to be used by him solely for legitimate Company expenses.

b. In addition, the Company shall reimburse Minch for any business related travel in his personal airplane by paying the prorated cost of fuel, routine maintenance (oil changes and annual inspection but not including any replacement of aircraft systems), insurance and hanger fees.

Employment Agreement	Page: 5

c. Minch shall be entitled to make unlimited personal phone calls during and after business hours.

2.07. Executive Assistant.  The Company will employ an executive assistant who reports to Minch whose duties shall include providing administrative support to Minch in the discharge of his duties for the Company, in his civic and philanthropic activities, as well as in the management of his individual financial and business affairs.  At all times this employee shall be an employee of Littlefield Corporation.

ARTICLE 3
TERM & TERMINATION

3.01. Term.  The “Term” of this Agreement will commence on 1 January 2012 and will automatically terminate on 31 December 2016 unless extended or terminated sooner as provided for herein.  This Agreement shall be automatically extended during any time period in which its provisions are being renegotiated.

3.02. Termination of Minch for “Cause.”   The Company may immediately terminate this Agreement for “Cause” upon a vote by the majority of the Board of Directors.  “Cause” for termination shall exist upon:

a. Employee’s willful and continued failure after written notice to substantially perform his duties with the Company (other than such failure resulting from his incapacity due to physical or mental illness or disability);

b. Employee’s willful engagement in misconduct, as reasonably determined by a majority vote of the Board of Directors, which is materially injurious to the Company; or,

c. Employee’s conviction of either a felony or an act of fraud against the Company or its affiliates.

Upon termination for Cause, Minch shall not be eligible for the “Severance Package” as defined in Section 3.08.b herein.

3.03. Termination of Minch Without Cause.   The Company may terminate this Agreement without Cause upon a vote by the majority of the Board of Directors and ninety (90) days written notice of such termination.  Upon termination without Cause, Minch will receive the Severance Package as defined in Section 3.08.b. herein.

3.04. Termination by Minch.  Minch may terminate this Agreement on or after 31 December 2012, in his sole and absolute discretion, by delivering to the Chairman of the Board of Directors a ninety (90) day written notice.  Upon termination by Minch, Minch will not receive the Severance Package as defined in Section 3.08.b. herein.

3.05. Termination for Good Reason.  Employee may terminate his employment for “Good Reason” within sixty (60) days after Employee has actual knowledge of the occurrence, without the written consent of Employee, of the Company’s requiring the Employee to be based at any office or location more than fifty (50) miles away from that at which the Employee is based as of the date of this Agreement; provided, however, the Company may require travel in the performance of the Employee’s responsibilities; a material and adverse diminution of Employee’s authority or duties with respect to his current position (other than such diminution as a result of his incapacity due to physical, mental illness or Disability); a decrease in Employee’s compensation below the Base Salary.  Upon termination for Good Reason, Employee will receive the Severance Package as defined in Section 3.08.b herein.

Employment Agreement	Page: 6

3.06. Change of Control.

a. In the event that the Company undergoes a “Change of Control,” this Agreement shall automatically terminate and Minch shall receive the Severance Package as defined in Section 3.08.b herein. A “Change of Control” occurs if:

i. there is a consummation of a merger or sale in which the Company’s then current stockholders do not retain at least 50% of the surviving entity’s stock;

ii. there is an acquisition of more than 50% of the voting stock by a single stockholder or multiple shareholders acting in concert;

iii. There is an acquisition by any one party, or by one or more affiliated parties, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, of more than 50% of the outstanding voting stock of the Company;

iv. there is a consummation of a sale of more than fifty percent (50%) of the Company’s assets; or

v. there is a finalization of the Company’s liquidation.

b. If the Change of Control will result in the selling shareholders receiving consideration in any form equal to or greater than $2.25 per share, the Company will issue 500,000 shares of common stock to Minch (or such other party as he may designate) prior to the consummation of the transaction.

3.07. Death or Disability.  In the event of the death or “Disability” of Minch, this Agreement shall automatically terminate and Minch shall be eligible for the Severance Package.  A “Disability” occurs when Minch shall be unable by reason of physical or mental illness to continue the proper performance of his duties hereunder for a period of 180 consecutive days.  Upon death, any and all payments due under this Agreement shall be made to:

Tempe C. Minch
1402 Ethridge Avenue
Austin, Texas 78703

3.08. Effect of Termination.

a. In the event of termination of Minch’s employment, regardless of circumstances, the Company shall pay Minch:

i. his then current Salary, accrued as of his last date of employment;

ii. all monies, if any, in the Deferred Compensation account; and

iii. any properly documented business expenses not yet reimbursed.

b. In addition, if the circumstances of the termination make Minch eligible for a Severance Package, then Minch shall receive a “Severance Package” to include:

i. Twelve (12) months of his then current monthly Base Salary plus the cash equivalent of Minch’s benefits described herein under paragraph 2.05 for a 12-month period excluding any vacation benefits, less applicable payroll deductions;

Employment Agreement	Page: 7

ii. The value of Minch’s Deferred Compensation Account or the securities and cash held in the Deferred Compensation Account; and

iii. All unvested stock options promised or granted to Minch shall become fully vested.

c. Termination of employment shall not excuse the performance of any obligation which is required hereunder to be performed after termination, and any such obligation shall survive the termination of employment and this Agreement.

3.09. Return of Property.   Upon termination of employment, and at the request of the Company, Minch agrees to promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media, and other documents (including extracts and copies thereof) relating to the Company,, and Minch expressly agrees that Company may withhold from any sums due to him, any personal expenses charged to the Company.

ARTICLE 4
CONFIDENTIALITY & RESTRICTIVE COVENANTS

4.01. Detrimental Statements.  For so long as this Agreement remains in effect and for a period of 12 months after the date of termination or expiration of this Agreement, whether with or without cause or for any reason (the "Applicable Period"), Employee will not, directly or indirectly, in any individual or representative capacity whatsoever, make any statement, oral or written, or perform any act or omission which is or could be detrimental in any material respect to the goodwill of Company, and the Company will not, directly or indirectly, in any individual or representative capacity whatsoever, make any statement, oral or written, or perform any act or omission which is or could be detrimental in any material respect to the goodwill of Employee.

4.02. Confidential information.

a. Covenant of Confidentiality.

i. The Company promises to provide, and Employee recognizes and acknowledges that he will be provided, confidential information and trade secrets of Company relating to research, development, manufacturing, marketing, financial, and other business-related activities or may discover, conceive, perfect, or develop, solely or jointly with others, discoveries, improvements, know-how, or other technical, manufacturing, marketing, customer, and/or financial data and information, including, without limitation, access to information regarding the upgrading of current Company products and services and the development of new products and services (hereinafter "Confidential Information").

ii. Confidential Information includes not only written information, but information transferred orally, visually, electronically or by any other means, but does not include information which (i) is or was already in the possession of Employee prior to its disclosure to Employee by the Company, (ii) is or becomes generally available to the public other than as a result of disclosure in breach of this Agreement by Employee, or (iii) is or becomes available to Employee on a non-confidential basis from a source other than the Company or any of its representatives, provided that such information is not known by the Employee to be subject to another confidentiality agreement or other legal obligation of secrecy.

iii. Such Confidential Information constitutes valuable, special, and unique property of Company.  In consideration of the Company’s provision of such Confidential Information, Employee will not, during or for one year after the term of his employment by Company, make any use of, or disclose any of such Confidential Information to any person or firm, corporation, association, or other entity for any reason or purpose whatsoever, except as is generally available to the public or as specifically allowed in writing by an authorized representative of Company.

Employment Agreement	Page: 8

b. Ownership.  Employee acknowledges and agrees that all writing or works of authorship, including material developed by Employee either individually or jointly with other Company employees during the course of Employee’s employment by the Company, together with any copyrights in those writings or works of authorship, will be works made for hire and the property of the Company.  To the extent that any such writings or works of authorship which apply to the business of the Company may not, by operation of law, be works made for hire, this agreement constitutes an irrevocable assignment by Employee to the Company of all of his rights, title and interest in and to, including all rights of copyright and patent in, such writings or works of authorship.  Employee agrees that the Company will have the right to obtain and hold in its own name rights of copyright, copyright registrations, patents and similar protections which may be available in the writings or works of authorship.  Employee agrees to give the Company or its designee(s) all assistance reasonably required to perfect such rights at the Company’s expense.

c. Return of Confidential Information.  Upon the expiration of the term or termination of this Agreement for any reason, Employee will surrender to Company all tangible Confidential Information in the possession of, or under the control of, Employee, including, but without limitation, the originals and all copies of all software, drawings, manuals, letters, reports, and all other media (except for the Employee’s personal notebooks), material, and records of any kind, and all copies thereof pertaining to Confidential Information acquired or developed by Employee during the term of Employee's employment (including the period preceding the Effective Date).

4.03. Non-Solicitation.  During the term of this Agreement and throughout the Applicable Period Employee shall not, individually or on behalf of another person, company, or other entity, directly or indirectly, solicit or encourage any employee of the Company or any affiliate of the Company to terminate his or her employment with the Company.

4.04. Restrictions; Non-Competition.  The restrictions on use of confidential information, competition with the Company, and solicitation of employees on the part of Minch, contained in the Section of the Employment Agreement effective as of January 1, 2005 (attached for reference purposes only as Exhibit A), shall not be affected by the entry of this agreement but shall continue in full force and effect.

4.05. Remedies.  Employee agrees that Company shall be entitled as a manner of right to an injunction, out of any court of competent jurisdiction restraining any violation or further violation of such agreements by Employee; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies Company may have.  The terms and agreements set forth in Article 4 shall survive the expiration of the term or termination of this Agreement for any reason.  The existence of any claim of Employee, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the agreements contained in Article 4.  The prevailing party in arbitration will be awarded attorneys’ fees, all costs and expenses of arbitration, the arbitration filing fee and the cost and expenses of the arbitrator.  No consequential, exemplary or punitive damages shall be awarded.

ARTICLE 5
DISPUTE RESOLUTION

Minch and the Company mutually consent to the resolution by binding arbitration of any and all disputes between them during the Term of this Agreement and any applicable period thereafter. Such arbitration shall be before a single arbitrator to be mutually selected by the parties or, if they are unable to agree upon a single arbitrator, by the American Arbitration Association.  The arbitration shall be conducted in accordance with the then-current rules of the American Arbitration Association (the “AAA”). The arbitrator shall abide by applicable substantive law, shall have the authority to grant summary judgment, and shall issue a written decision and award stating the supporting reasons.  The decision and award shall be final, unappealable and binding on both parties, their heirs, executors, administrators, successors, and assigns.  The arbitration filing fee and the costs and expenses of the arbitrator shall be borne equally by the parties.

Employment Agreement	Page: 9

ARTICLE 6
GENERAL PROVISIONS

6.01. Entire Agreement.  This Agreement is the entire agreement between the Company and Minch and supersedes all prior agreements between the parties, except for the restrictions on use of confidential information, competition with the Company, and solicitation of employees on the part of Minch, contained in Exhibit A, which remain in effect.  This Agreement may not be changed, modified or amended in any manner except by an instrument in writing signed by Minch and the Company.

6.02. Assignment.  This Agreement may not be assigned by the Company or Minch.  This Agreement shall be binding upon and inure to the benefit of the parties only and their respective successors, heirs and legal representatives.

6.03. Governing law.  This Agreement will be governed by the laws of the State of Texas and is performable in Travis County, Texas.

6.04. Notices.  Notices will be considered delivered when hand delivered or three (3) business days after being deposited in the United States mail Registered Return Receipt Requested addressed to the following:

Littlefield Corporation	Jeffrey L Minch
2501 North Lamar Boulevard	1402 Ethridge Avenue
Austin, Texas 78705	Austin, Texas 78703

6.05. Severability.  If one or more of the provisions of this Agreement are deemed voided or otherwise unenforceable by law, then the remaining provisions will continue in full force and effect.

6.06. Indemnification.  The Company will unconditionally and irrevocably indemnify and hold harmless Minch, to the maximum extent permissible by law, from any and all costs or expenses, as incurred, from any actions or omissions by him in the course of his employment by Littlefield Corporation including the payment of any sums guaranteed by Minch to third parties.

6.07. Time. In all matters related to this Agreement, time is of the essence.

IN WITNESS WHEREOF, Littlefield Corporation and Jeffrey L Minch have executed this Agreement to be effective as of 1 January 2012.

LITTLEFIELD CORPORATION                                                               JEFFREY L. MINCH

_______________________                                                                    _______________________
Chairman of the Board
Littlefield Corporation

Date:__________, 201__                                                                           Date:__________, 201__

EXHIBIT A

CONFIDENTIALITY & RESTRICTIVE COVENANTS

Confidential Information: Immediately upon execution of this Agreement, and in the course of employment with the Company, Minch will be provided certain confidential, proprietary, and/or trade secret information of the Company and its subsidiaries (hereinafter “Confidential Information”). During and for one year after termination from employment with the Company, Minch will not make any use of, disseminate or disclose any Confidential Information to any person or entity, except in the course of performing his duties as an employee of the Company. These restrictions do not apply to information that is in the public domain through no violation of Minch’s obligations herein.

Restrictions.  During the Term and for a period of one (1) year after termination from the Company, Minch will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, as an investor, partner, owner, manager, supervisor, administrator, consultant, director, employee, or in any other capacity:

(i)	engage in any business in which his knowledge of Confidential Information, is or may be used, directly or indirectly, in competition with the Company;
(ii)	engage in the catering, tent event, or party rental equipment business in Travis County Texas
(iii)	engage in the charitable bingo business in any county in which the Company has been granted a license, permit, or other official authorization to engage in the charitable bingo business; or
(iv)	solicit, divert or hire away, or attempt to solicit, divert or hire away, any person employed by the Company or its subsidiaries.

Remedies. In the event of a breach by Minch of the provisions of this Section of this Agreement, the Company shall be entitled to an injunction, without bond, as well as reimbursement of the attorney’s fees and expenses incurred to enforce this Agreement. Nothing herein shall be construed as prohibiting Company from pursuing such other remedies available to Company for such breach, including the recovery of damages from Minch, direct and consequential.